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                                 April 8, 1999

InfoCure Corporation
1765 The Exchange, Suite 450
Atlanta, Georgia  30339

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for InfoCure Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-3 (No. 333-73097) (the "Registration Statement"), of a proposed offering of 4,224,476 shares (the "Shares) of the Company's common stock, $0.001 par value (the "Common Stock"), all of which are to be sold by the selling stockholders (the "Selling Stockholders") named in the Registration Statement.

     We have examined and are familiar with the originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments relating to the incorporation of the Company and to the authorization and issuance of the outstanding shares of the Common Stock and the Shares, as appropriate, as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares of the Company's Common Stock have been duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company's registration statement on Form S-3.


                                 Very truly yours,

                                 MORRIS, MANNING & MARTIN, L.L.P.


                                 /s/ Morris, Manning & Martin, L.L.P.